                                                                    Exhibit 11.1
                                                                     (1999 10-K)

                          FIRST NORTHERN CAPITAL CORP.

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                   YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------
                                                          1999              1998             1997
                                                      ------------      ------------     ------------
    BASIC:
    Weighted average common shares
      outstanding during each period                     8,704,183         8,851,486        8,834,937
                                                         =========         =========        =========


    DILUTED:
    Weighted average common shares
       outstanding during each period                    8,704,183         8,851,486        8,834,937
    Incremental share relating to:
      Dilutive stock options outstanding at
      end of each period (1)                               176,782           241,167          245,300
                                                        ----------        ----------       ----------

                                                         8,880,965         9,092,653        9,080,237
                                                         =========         =========        =========

    NET INCOME FOR EACH PERIOD                          $7,377,000        $6,829,000       $6,036,000


    NET INCOME PER COMMON
           SHARE AMOUNTS:

     Basic                                                   $0.85             $0.77            $0.68
     Diluted                                                 $0.83             $0.75            $0.66
    ----------------

Notes:
  (1) Based on treasury stock method using average market price.